Filing Pursuant to Rule 424(b)(3)

Registration Statement No. 333-100707

PROSPECTUS SUPPLEMENT DATED JUNE 27, 2007

(To Prospectus Dated January 27, 2003, Prospectus Supplement Dated March 21, 2003 and Prospectus
Supplement Dated April 13, 2004)

SUPERGEN, INC.

3,930,800 Shares

COMMON STOCK

This Prospectus Supplement, together with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

On April 1, 2006, Omicron Master Trust (Omicron) executed a Securities Transfer and Assignment Agreement pursuant to which Omicron transferred to Rockmore Investment Master Fund Ltd. a warrant to purchase 21,540 shares of common stock.  The shares subject to the warrant have an exercise price of $4.00 per share.  On the same date, Omicron executed another Securities Transfer and Assignment Agreement pursuant to which Omicron transferred to Rockmore Investment Master Fund Ltd. a warrant to purchase 25,341 shares of common stock.  The shares subject to this warrant have an exercise price of $4.25 per share.

The section captioned “Selling Security Holders” commencing on page S-1 of the Prospectus Supplement dated March 21, 2003 (and amended on April 13, 2004) is hereby amended to reflect the following changes:

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being Offered		Shares Beneficially Owned After the Offering**
	Number		Percent(1)			Number	Percent(1)
Rockmore Investment Master Fund Ltd.	190,399	(2)	*	46,881	(3)	—	—

*	Represents beneficial ownership of less than 1% of common stock.

**

The table assumes that the selling security holders sell all of their shares being offered pursuant to this Prospectus Supplement and other prospectuses and prospectus supplements. We are unable to determine the exact number of shares that will actually be sold.

(1)

For purposes of this Prospectus Supplement, the percentage of shares beneficially owned is based on 57,473,573 shares outstanding at June 25, 2007 and calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)

Includes (i) 46,881shares registered for resale under this Prospectus Supplement; (ii) 126,548 shares of common stock subject to a warrant transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (iii) 16,970 shares of common stock subject to a warrant transferred from Omicron Master Trust registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-113858).

(3)	Comprised of the shares subject to the two warrants transferred from Omicron Master Trust described in this Prospectus Supplement.

S-1